Christopher Miles
                               356 Pine Avenue, #1
                             Pacific Grove, CA 93950

January 10, 2005

To
The Board of Directors
Wimax EU, Ltd.

I hereby grant to Wimax EU, Ltd the exclusive right to repurchase up to 8,000,000 (eight million) shares of my Wimax EU, Ltd stock at a price of $.025 per share. This right shall begin on January 10, 2005 and shall expire on January 9, 2007.

The company can purchase these shares at any time and in any amount but no less than 100,000 (one hundred thousand) per occurrence, by notifying Christopher Miles of its intent to repurchase the shares. When so notified and upon receipt of a check representing good funds, Christopher Miles shall surrender his stock certificate to the transfer agent with instructions to return the agreed number of shares to the treasury and to reissue the stock certificate back to him with the appropriate number of shares reduced from the total.

Wimax EU, hereby agrees that it will pay the cost of the transfer agent's fees in canceling and reissuing the shares.

Signed this 10th day of January 2005



/s/ Christopher Miles
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Christopher Miles